Exhibit 10.14
NACCO MATERIALS HANDLING GROUP, INC.
LONG-TERM INCENTIVE COMPENSATION PLAN
FOR THE PERIOD FROM JANUARY 1, 2000 THROUGH DECEMBER 31, 2007
(As Amended and Restated as of December 1, 2007)
1.	Effective Date
     The general Effective Date of this amendment and restatement of the NACCO Materials Handling Group, Inc. Long-Term Incentive Compensation Plan (the “Plan”) is December 1, 2007.
2.	Purpose of the Plan
     For periods prior to January 1, 2008, the purpose of this Plan and the Prior Plan was to further the long-term profits and growth of NACCO Materials Handling Group, Inc. (the “Company”) by enabling the Company and its Subsidiaries (collectively, the “Employers”) to attract and retain key executive employees by offering long-term incentive compensation to those key executive employees who will be in a position to make significant contributions to such profits and growth. This incentive is in addition to annual compensation and is intended to reflect growth in the value of the Company’s stockholders’ equity. For all purposes other than the crediting of interest, the Plan shall be frozen effective December 31, 2007.
3.	Code Section 409A

All Awards payable hereunder are subject to the provisions of Code Section 409A. It is intended that the compensation arrangements under the Plan be in full compliance with the requirements of Code Section 409A. The Plan shall be interpreted and administered in a manner to give effect to such intent. Notwithstanding the foregoing, the Employers and their affiliates do not guarantee to Participants or Beneficiaries any particular tax treatment under Code Section 409A.
4.	Definitions
(a)	“Account” shall mean the record maintained by the Employer in accordance with Section 7 to reflect the Participant’s Awards under the Plan and the Prior Plan (plus interest thereon). The Account shall be further sub-divided into the Sub-Accounts as described in Sections 7 and 8.

(b)	“Award” shall mean the award of Book Value Units that were granted to a Participant under this Plan and the Prior Plan for the pre-2007 Award Terms or the cash award granted to a Participant under this Plan for the 2007 Award Term.

(c)	“Award Units” shall mean Book Value Units that were issued pursuant to this Plan and the Prior Plan and the Guidelines for the pre-2007 Award Terms.

(d)	“Award Term” shall mean the period of one or more years on which an Award is based, as specified in the Guidelines. The last Award Term hereunder shall be the 2007 calendar year.

(e)	“Beneficiary” shall mean the person(s) designated in writing (on a form acceptable to the Committee) to receive the payment of all amounts hereunder in the event of the death of a Participant. In the absence of such a designation and at anytime when there is no existing Beneficiary hereunder, Participant’s Beneficiary shall be his surviving legal spouse or, if none, his estate.

(f)	“Book Value” as to any Book Value Unit shall mean an amount determined by the Committee or, if no amount is set by the Committee, as of any date (i) the stockholders’ equity (as determined in accordance with generally accepted accounting principles, applied on a consistent basis) allocable to the Common Stock of the Company, as set forth on the consolidated balance sheet of the Company and its Subsidiaries as of the Quarter Date coincident with or immediately preceding such date, divided by (ii) the number of Notional Shares existing as of such Quarter Date; provided, however, that Book Value and/or the number of Notional Shares may be adjusted to such an extent as may be determined by the Committee to preserve the benefit of the arrangement for holders of Book Value Units and the Company, if in the opinion of the Committee, after consultation with the Company’s independent public accountants, changes in the Company’s accounting policies, acquisitions or other unusual or extraordinary items have materially affected the stockholders’ equity allocable to the Notional Shares.

(g)	“Book Value Unit” or “Unit” shall mean a right previously granted under the Prior Plan or prior versions of the Plan for the pre-2007 Award Terms.

(h)	“Change in Control.” The term “Change in Control” shall mean the occurrence of an event described in Appendix A hereto; provided that such occurrence occurs on or after January 1, 2008 and meets the requirements of Treasury Regulation Section 1.409A-3(i)(5) (or any successor or replacement thereto).

(i)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(j)	“Committee” shall mean the Compensation Committee of the Company’s Board of Directors or any other committee appointed by the Company’s Board of Directors to administer this Plan in accordance with Section 5.

(k)	“Disability” or “Disabled.” A Participant shall be deemed to have a “Disability” or be “Disabled” if the Participant is determined to be totally disabled by the Social Security Administration or if the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an Employer sponsored accident and health plan

(l)	“Fixed Income Fund” shall mean the Vanguard Retirement Savings Trust IV under the Company’s qualified 401(k) plan or any equivalent fixed income fund which is designated as the successor to such fund.

(m)	“Grant Date” shall mean the effective date of an Award, which is the January 1st following the end of the Award Term.

(n)	“Guidelines” shall mean the guidelines that are approved by the Committee for each Award Term for the administration of the Awards granted under the Plan or the Prior Plan. To the extent that there is any inconsistency between the Guidelines and this restated Plan on matters other than the time and form payment of the Awards, the Guidelines shall control. If there is any inconsistency between the Guidelines and this restated Plan document regarding the time and form of payment of the Awards, this Plan document shall control.

(o)	"Hay Salary Grade” shall mean the salary grade or points assigned to a Participant by the Company pursuant to the Hay Salary System, or any successor salary system subsequently adopted by the Company.

(p)	“Key Employee.” Effective April 1, 2008, a Participant shall be classified as a Key Employee if he meets the following requirements:

•	The Participant, with respect to the Participant’s relationship with the Employers and their affiliates, met the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (without regard to Section 416(i)(5) thereof) and the Treasury Regulations issued thereunder at any time during the 12-month period ending on the most recent Identification Date (defined below) and his Termination of Employment occurs during the 12-month period beginning on the most recent Effective Date (defined below). When applying the provisions of Code Sections

416(i)(1)(A)(i), (ii) or (iii) for this purpose: (i) the definition of “compensation” (A) shall be as defined under 1.415(c)-2(d)(4) (i.e., the wages and other compensation for which the Employer is required to furnish the Employee with a Form W-2 under Code Sections 6041, 6051 and 6052, plus amounts deferred at the election of the Employee under Code Sections 125, 132(f)(4) or 401(k)) and (B) shall apply the rule of Treasury Regulation Section 1.415(c)-2(g)(5)(ii) which excludes compensation of non-resident alien employees and (ii) the number of officers described in Code Section 416(i)(1)(A)(i) shall be 60 instead of 50.

•	The Identification Date for Key Employees is each December 31st and the Effective Date is the following April 1st. As such, any Employee who is classified as a Key Employee as of December 31st of a particular calendar year shall maintain such classification for the 12-month period commencing on the following April 1st.

•	Notwithstanding the foregoing, a Participant shall not be classified as a Key Employee unless the stock of NACCO Industries, Inc. (or a related entity) is publicly traded on an established securities market or otherwise on the date of the Participant’s Termination of Employment.

(q)	“Maturity Date” shall mean the date established under Section 10(a) of the Plan.

(r)	“Notional Shares” shall mean the number of assumed shares of Common Stock of the Company as determined by the Committee from time to time in order to implement the purposes of the Plan. The number of Notional Shares under the Plan (including the Plan as in effect prior to the Effective Date) shall equal 20 million shares.

(s)	“Participant” shall mean any person who meets the eligibility criteria set forth in Section 6 and who is granted an Award under the Plan or the Prior Plan or a person who maintains an Account balance hereunder.

(t)	“Prior Plan” shall mean the NACCO Materials Handling Group, Inc. Senior Executive Long-Term Incentive Compensation Plan, which was frozen effective January 1, 2006. The Prior Plan was merged into the Plan effective as of the close of business on November 30, 2007.

(u)	“Quarter Date” shall mean the last business day of each calendar quarter. The final Quarter Date hereunder shall be December 31, 2007.

(v)	“Retirement” or “Retire” shall mean the (i) termination of a U.S. Participant’s employment with the Employers after the Participant has reached age 60 and completed at least 15 years of service, or (ii) termination of a non-U.S. Participant’s employment with the Employers after the

Participant has reached age 60 and completed at least 15 years of service or, if earlier, a termination that qualifies as a retirement under local practices and procedures and/or which qualifies the non-U.S. Participant for foreign retirement benefits.

(w)	“ROTCE Table Rate” shall mean the interest rate determined under the annual ROTCE Table that is adopted and approved by the Committee within the first 90 days of each calendar year.

(x)	“Subsidiary” shall mean any corporation, partnership or other entity, the majority of the outstanding voting securities of which is owned, directly or indirectly, by the Company.

(y)	“Target Award” shall mean the dollar value of the Award to be paid to a Participant under the Plan assuming that the applicable performance targets are met.

(z)	“Termination of Employment” shall mean, with respect to any Participant’s relationship with the Employers and their affiliates, a separation from service as defined in Code Section 409A (and the regulations and guidance issued thereunder).
5.	Administration
(a)	This Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the action of members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the act of the Committee. All acts and decisions of the Committee with respect to any questions arising in connection with the administration and interpretation of this Plan, including the severability of any or all of the provisions hereof, shall be conclusive, final and binding upon the Employers and all present and former Participants, all other employees of the Employers, and their respective descendants, successors and assigns. No member of the Committee shall be liable for any such act or decision made in good faith.

(b)	The Committee shall have complete authority to interpret all provisions of this Plan, to prescribe the form of any instrument evidencing any Award granted under this Plan, to adopt, amend and rescind general and special rules and regulations for its administration (including, without limitation, the Guidelines) and to make all other determinations necessary or advisable for the administration of this Plan.
6.	Eligibility
     For periods prior to January 1, 2008, any person who is classified by an Employer as a salaried employee of an Employer (including any Subsidiary acquired after adoption of this Plan) generally at a Hay

Salary Grade of 25 or above (or a compensation level equivalent thereto), who in the judgment of the Committee occupies an officer or other key executive position in which his efforts may significantly contribute to the profits or growth of an Employer, may be eligible to participate in the Plan; provided, however, that leased employees (as defined in Code Section 414) shall not be eligible to participate in the Plan. A person shall become a Participant in the Plan when granted an Award hereunder. No new Participants shall be added to the Plan for periods after the 2007 Award Term.
7.	Accounts; Conversion of Outstanding Book Value Units to Sub-Account Balances.
     (a) Each Employer shall establish and maintain on its books an Account for each Participant who is or was employed by the Employer which shall reflect the credits described in Sections 7(c) and 8(d) hereof. Such Account shall also reflect credits for the interest described in Section 10(b) and debits for any distributions therefrom.
     (b) Participants in this Plan and the Prior Plan previously received Awards with Grant Dates of 1/1/01, 1/1/03, 1/1/04, 1/1/05, 1/1/06 and 1/1/07. Those Awards were previously converted to Book Value Units in accordance with the terms of the Prior Plan or prior versions of the Plan. The outstanding Book Value Units shall be converted to cash values (denominated in U.S. dollars) in accordance with the following rules. The outstanding Book Value Units of Participants who incurred a Termination of Employment for reasons other than Retirement or Disability prior to December 31, 2007 (the “Frozen Participants”) shall be multiplied by the Book Value in effect on the Quarter Date preceding the date of their Termination of Employment to determine a cash value. The outstanding Book Value Units of all other Participants (the “Non-Frozen Participants”) shall be multiplied by the Book Value in effect on December 31, 2007 to determine a cash value.
     (c) As of December 31, 2007, the cash values determined under Subsection (b) above shall be credited to the Participants’ Accounts established under Subsection (a) above. Specifically, (i) the cash values determined from the Awards with a Grant Date of 1/1/01, 1/1/03, 1/1/04 and 1/1/05 shall be credited to the “Pre-2006 Sub-Account”, (ii) the cash values determined from the Awards with a Grant Date of 1/1/06 shall be credited to the “2006 Sub-Account” and (iii) the cash values determined from the Awards with a Grant Date of 1/1/07 shall be credited to the “2007 Sub-Account”.
8.	Granting of Awards for the 2007 Award Term
     The Committee may authorize the granting of Awards to Participants for the 2007 Award Term, which shall be consistent with, and shall be subject to all of the requirements of, the following provisions:
(a)	Not later than the ninetieth day of the 2007 Award Term, the Committee approved (i) a Target Award to be granted to each Participant for such Award Term and (ii) a formula for determining the amount of each 2007 Award, which formula was based upon the Company’s return on total capital employed for the 2007 Award Term.

(b)	Effective no later than April 30, 2008 , the Committee shall approve (i) a preliminary calculation of the amount of each Award based upon the application of the formula (as in effect at the calculation date) and actual performance to the Target Awards previously determined in accordance with Section 8(a); and (ii) a final calculation of the amount of each Award to be granted to each Participant for the 2007 Award Term (which Award shall have a Grant Date of 1/1/08).. The Committee shall have the power to increase or decrease the amount of any Award above or below the amount determined in accordance with the foregoing provisions; provided, however, no 2007 Award, including any Award equal to the Target Award, shall be payable under the Plan to any Participant except as determined by the Committee.

(c)	Calculations of Target Awards for the 2007 Award Term shall initially be based on the Participant’s Hay Salary Grade as of January 1, 2007. However, such Target Awards may be changed during or after the Award Term under the following special circumstances (as determined by the Chief Executive Officer of the Company with the consent of the Committee (in their sole and absolute discretion)): (i) if a Participant receives a change in Hay Salary Grade, salary midpoint and/or long-term incentive compensation target percentage, such change may be reflected in a pro-rata Target Award, (ii) employees hired into or promoted into a position eligible to participate in the Plan (as specified in Section 6 above) during an Award Term will, if designated as a Plan Participant by the Chief Executive Officer of the Company with the consent of the Committee, be assigned a pro-rated Target Award based on their length of service during the 2007 Award Term and (iii) the Committee may increase or decrease the amount of the Target Award at any time, in its sole and absolute discretion. In order to be eligible to receive an Award for the 2007 Award Term, the Participant must be employed by an Employer and must be a Participant on December 31, 2007. Notwithstanding the foregoing, if a Participant dies, becomes Disabled or Retires during the Award Term, the Participant shall be entitled to a pro-rata portion of the Award for such Award Term, based on the number of days the Participant was actually employed by the Employers during the 2007 Award Term.

(d)	After approval by the Compensation Committee, the 2007 Award shall be denominated in U.S. dollars and retroactively credited to the Participant’s 2008 Sub-Account hereunder as of January 1, 2008. Notwithstanding any other provision of the Plan, the maximum cash value of the Awards granted to a Participant under this Plan for the 2007 Award Term shall not exceed $2,250,000 or such lower amount specified in the Guidelines.

(e)	Multiple Awards may be granted to a Participant; provided, however, that no two Awards to a Participant may have identical performance periods.
9.	Vesting
     All Awards granted hereunder shall be immediately 100% vested as of the Grant Date. Participants shall be 100% vested in all amounts credited to their Accounts hereunder.
10.	Payment of Awards
(a)	Maturity Date.
(i)	Notwithstanding any provision of the Prior Plan, any prior version of the Plan or the Guidelines to the contrary, or any prior deferral election made by the Participants, hereunder, the Maturity Date for each of the Participant’s Sub-Accounts shall be as follows:

Sub-Account (Based on initial Grant Date)	Maturity Date
Pre-2006 Sub-Account	January 1, 2008
2006 Sub-Account	January 1, 2009
2007 Sub-Account	January 1, 2010
2008 Sub-Account	January 1, 2011
(ii)	Notwithstanding the foregoing, (A) in the event a Participant dies prior to the applicable Maturity Date, the Maturity Date of the Participant’s entire Account balance shall be the date of such Participant’s death, (B) in the event of a Change in Control prior to the applicable Maturity Date, the Maturity Date of the Participant’s entire Account balance shall be the date of the Change in Control, (C) in the event a Participant is classified by the Committee as a non-resident alien with no US-earned income (a “Non-U.S. Participant”) , the Maturity Date of the Participant’s entire Account balance (or any portion thereof) shall be the date determined by the Committee, and (D) in the event a Participant incurs a Termination of Employment as a result of becoming Disabled or Retirement prior to the applicable Maturity Dates, the Maturity Date of the Participant’s entire Account balance shall be the date of his Disability or Retirement; provided, however, that if a Participant who incurs a Termination of Employment on account of

Disability or Retirement is a Key Employee, the Participant’s Maturity Date shall be the 1st day of the 7th month following the date of his Termination of Employment (or, if earlier, the date of the Participant’s death).
(b)	Interest. No interest shall be credited to the Sub-Accounts of the Frozen Participants. No interest shall be credited to the Pre-2006 Sub-Accounts of the Non-Frozen Participants. The 2006, 2007 and 2008 Sub-Accounts of the Non-Frozen Participants shall be credited with interest as follows; provided, however, that no interest shall be credited to the Sub-Accounts after the last day of the month preceding the payment date of such Sub-Account. At the end of each calendar month during a calendar year, the 2006, 2007 and 2008 Sub-Accounts of each Non-Frozen Participant shall be credited with an amount determined by multiplying such Participant’s Sub-Account balance during such month by the blended rate earned during the prior month by the Fixed Income Fund. At the end of each calendar year, such Sub-Accounts of each Non-Frozen Participant shall be credited with an amount determined by multiplying the Participant’s Sub-Account balance during each month of such calendar year by the ROTCE Table Rate determined for such calendar year, compounded monthly. In the event that a Non-Frozen Participant incurs a Termination of Employment or becomes eligible for a payment from a Sub-Account hereunder, the foregoing interest calculations shall be made as of the last day of the month prior to the payment date and shall be based on (i) the blended rated earned during the preceding month by the Fixed Income Fund and/or (ii) the year-to-date ROTCE Table Rate as of the last day of the prior month (as calculated by the Company), as applicable. No additional interest shall be credited to such Sub-Accounts, except as described in Section 10(d)(ii) with respect to delayed payments made to Key Employees on account of a Termination of Employment. The Committee may change (or suspend) the interest rate credited on Accounts at any time.
(c)	Payment Date, Form of Payment and Amount.
(i)	Payment Date and Form. The Participant’s Employer or former Employer shall deliver to the Participant (or, if applicable, his Beneficiary), a check in full payment of the 2006 Sub-Account no later than March 31, 2008 and a check in full payment of the other Sub-Accounts within 90 days of the applicable Maturity Date of such Sub-Account; provided, however, that in the event of a Change in Control, such payments shall be may be made within 30 days prior to, or within 2 days after, the Change in Control, as determined by the Committee.

(ii)	Amount. Each Participant shall be paid the balance of each Sub-Account. If a Participant who incurs a Termination of Employment on account of Disability or Retirement is a Key Employee whose payment is delayed until the 1st day of the 7th month following such Termination of Employment, such Participant’s Sub-Accounts shall continue to be credited with interest (at the Fixed Income Fund rate) through the last day of the month prior to the payment date. Any amounts that would otherwise be payable to the Key Employee prior to the 1st day of the 7th month following Termination of Employment shall be accumulated and paid in a lump sum make-up payment within 30 days following such delayed payment date. Amounts that are payable to the Non-U.S. Participants shall be converted from U.S. dollars to local currency using the applicable conversion rate shown on the Company’s “Interlocking Exchange Rate” calculator at a date chosen by the Company that is within 30 days prior to the date the payment is processed..
(d)	Cancellation of Deferral Elections. As of November 19, 2007, Participants shall not be entitled to make any deferral elections hereunder. In addition, any deferral elections previously made under any prior version of the Plan or the Prior Plan are hereby null and void and no longer effective as of such date; provided, however, that if the cash value of any prior Awards was previously credited to an account established for the Participant under the NACCO Materials Handling Group, Inc. Unfunded Benefit Plan, such amount shall be paid in accordance with the terms of such plan, as in effect from time to time.
11.	Amendment, Termination and Adjustments
(a)	The Committee, in its sole and absolute discretion, may alter or amend this Plan from time to time; provided, however, that without the written consent of the affected Participant, no such amendment shall, (i) reduce a Participant’s Account balance as in effect on the date of the amendment, (ii) reduce the amount of any outstanding Award or any Award Units of such Participant as in effect at the time of the amendment, or (iii) alter the time of payment provisions described in Section 10 of the Plan, except for any amendments that accelerate the time of payment or are required to bring such provisions into compliance with the requirements of Code Section 409A and, in either case, are permitted by Code Section 409A.

(b)	The Plan shall automatically terminate when the last Participant receives the last remaining distribution from his Account hereunder. In addition, the Committee, in its sole and absolute discretion, may terminate this Plan in whole or in part at any earlier time; provided that, such termination is permitted under Code Section 409A and, without the written consent of the affected Participant, no such termination shall, (i) reduce a Participant’s Account balance as in effect on the date of the termination, (ii) reduce the amount of any outstanding Award or any Award Units of such Participant as in effect at the time of the termination or (iii) alter the time of payment provisions described in Section 10 of the Plan, except for modifications that accelerate the time of payment.
(c)	Notwithstanding the foregoing, upon a complete termination of the Plan, the Committee, in its sole and absolute discretion, shall have the right to change the time of distribution of Participants’ Sub-Accounts under the Plan, including requiring that all such Sub-Accounts be immediately distributed in the form of lump sum cash payments (but only to the extent such change is permitted by Code Section 409A).

(d)	Any amendment or termination of the Plan shall be in the form of a written instrument executed by an officer of the Company on the order of the Committee. Such amendment or termination shall become effective as of the date specified in the instrument or, if no such date is specified, on the date of its execution.
12.	General Provisions
(a)	No Right of Employment. Neither the adoption or operation of this Plan, nor any document describing or referring to this Plan, or any part thereof, shall confer upon any employee any right to continue in the employ of an Employer, or shall in any way affect the right and power of an Employer to terminate the employment of any employee at any time with or without assigning a reason therefor to the same extent as the Employer might have done if this Plan had not been adopted.

(b)	Governing Law. The provisions of this Plan shall be governed by and construed in accordance with the laws of the State of North Carolina, except when preempted by federal law.

(c)	Expenses. Expenses of administering the Plan shall be paid by the Employers, as directed by the Company.

(d)	Assignability. No amount payable to a Participant under this Plan shall be assignable or transferable by him for any reason whatsoever, or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of the Participant or Beneficiary; provided, however, that upon the death of a Participant the right to the amounts payable hereunder shall be paid to the Participant’s Beneficiary.

(e)	Taxes. There shall be deducted from each payment under the Plan the amount of any tax required by any governmental authority to be withheld and paid over to such governmental authority for the account of the person entitled to such payment.

(f)	Limitation on Rights of Participants; No Trust. No trust has been created by the Employers for the payment of any benefits under this Plan; nor have the Participants been granted any lien on any assets of the Employers to secure payment of such benefits. This Plan represents only an unfunded, unsecured promise to pay by the Employer or former Employer of the Participant, and the Participants and Beneficiaries are merely unsecured creditors of the Participant’s Employer or former Employer.

(g)	Payment to Guardian. If an Award or Sub-Account balance is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such Award and/or Sub-Account to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require such proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to the distribution of such Award and/or Sub-Account. Such distribution shall completely discharge the Employers from all liability with respect to such Award and/or Sub-Account.

(h)	Miscellaneous.
(i)	Headings. Headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions thereof.

(ii)	Construction. The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall also include within its meaning the plural, and vice versa.

(iii)	Acceleration of Payments. Notwithstanding any provision of the Plan to the contrary, to the extent permitted under Code Section 409A and the Treasury Regulations issued thereunder, payments of Awards hereunder may be accelerated (1) to the extent necessary to comply with federal, state, local or foreign ethics or conflicts of interest laws or agreements, (2) to the extent necessary to pay the FICA taxes imposed under Code Section 3101, and the income withholding taxes related thereto or (3) if the Plan

(or a portion thereof) fails to satisfy the requirements of Code Section 409A; provided that the amount of such payment may not exceed the amount required to be included as income as a result of the failure to comply with Code Section 409A

(iv)	Delayed Payments due to Solvency Issues. Notwithstanding any provision of the Plan to the contrary (but except as otherwise provided in Section 13), an Employer shall not be required to make any payment hereunder to any Participant or Beneficiary if the making of the payment would jeopardize the ability of the Employer to continue as a going concern; provided that any missed payment is made during the first calendar year in which the funds of the Employer are sufficient to make the payment without jeopardizing the going concern status of the Employer.

(v)	Payments Violating Applicable Law. Notwithstanding any provision of the Plan to the contrary, the payment of all or any portion of the amounts payable hereunder will be deferred to the extent that the Employer reasonably anticipates that the making of such payment would violate Federal securities laws or other applicable law (provided that the making of a payment that would cause income taxes or penalties under the Code shall not be treated as a violation of applicable law). The deferred amount shall become payable at the earliest date at which the Employer reasonably anticipates that making the payment will not cause such violation.
13.	Liability of Employers, Transfers and Guarantees.
(a)	In general. The provisions of this Section shall apply notwithstanding any other provision of the Plan to the contrary.

(b)	Liability for Payment/Transfers of Employment.
(i)	Subject to the provisions of clause (ii) of this Section, the Employers shall each be solely liable for the payment of amounts due hereunder to or on behalf of the Participants who are (or were) its employees.

(ii)	Notwithstanding the foregoing, if the benefits that are payable to or on behalf of a Participant are based on the Participant’s employment with more than one Employer, the following provisions shall apply:
(1)	Upon a transfer of employment, the Participant’s Sub-Accounts shall be transferred from the prior Employer to the new Employer and interest shall continue to be credited to the Sub-Accounts following the transfer (to the extent otherwise required under the terms of the Plan). Subject to Section 13(b)(ii)(2)(C), the last Employer of the Participant shall be responsible for processing the payment of the entire amount which is allocated to the Participant’s Sub Accounts hereunder; and

(2)	Notwithstanding the provisions of clause (1), (A) each Employer shall be solely liable for the payment of the amounts credited to a Participant’s Account which were earned by the Participant while he was employed by that Employer; (B) each Employer (unless it is insolvent) shall reimburse the last Employer for its allocable share of the Participant’s distribution; (C) if any responsible Employer is insolvent at the time of distribution, the last Employer shall not be required to make a distribution to the Participant with respect to amounts which are allocable to service with that Employer (until the payment date specified in Section 12(h)(v)); and (4) each Employer shall (to the extent permitted by applicable law) receive an income tax deduction for the Employer’s allocable share of the Participant’s distribution.

(c)	Notwithstanding the foregoing, in the event that NMHG Oregon, LLC is unable or refuses to satisfy its obligations hereunder with respect to the payment of benefits to or on behalf of its employees, the Company (unless it is insolvent) shall guarantee and be responsible for the payment thereof.

NACCO MATERIALS HANDLING GROUP, INC.

Date: December 14, 2007	By:	/s/ Charles A. Bittenbender
	Title:	Assistant Secretary

Appendix A. Change in Control.
Change in Control. The term “Change in Control” shall mean the occurrence of any of the events listed in I or II, below; provided that such occurrence occurs on or after January 1, 2008 and meets the requirements of Treasury Regulation Section 1.409A-3(i)(5) (or any successor or replacement thereto) with respect to a Participant :
I. i.	Any “Person” (as such term is used in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than one or more Permitted Holders (as defined below), is or becomes the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the then outstanding voting securities of a Related Company (as defined below) entitled to vote generally in the election of directors (the “Outstanding Voting Securities”), other than any direct or indirect acquisition, including but not limited to an acquisition by purchase, distribution or otherwise, of voting securities by any Person pursuant to an Excluded Business Combination (as defined below); or

ii.	The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of any Related Company or the acquisition of assets of another corporation, or other transaction involving a Related Company (“Business Combination”) excluding, however, such a Business Combination pursuant to which (such a Business Combination, an “Excluded Business Combination”) the individuals and entities who beneficially owned, directly or indirectly, more than 50% of the combined voting power of any Related Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then Outstanding Voting Securities of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns any Related Company or all or substantially all of the assets of any Related Company, either directly or through one or more subsidiaries).

II. i.	Any “Person” (as such term is used in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than one or more Permitted Holders, is or becomes the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the then Outstanding Voting Securities of NACCO Industries, Inc. (“NACCO”), other than any direct or indirect acquisition, including but not limited to an acquisition by purchase, distribution or otherwise, of voting securities:
(A)	directly from NACCO that is approved by a majority of the Incumbent Directors (as defined below); or

(B)	by any Person pursuant to an Excluded NACCO Business Combination (as defined below);
provided, that if at least a majority of the individuals who constitute Incumbent Directors determine in good faith that a Person has become the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of the combined voting power of the Outstanding Voting Securities of NACCO inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person is the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of 50% or less of the combined voting power of the Outstanding Voting Securities of NACCO, then no Change in Control shall have occurred as a result of such Person’s acquisition; or

ii.	a majority of the Board of Directors of NACCO ceases to be comprised of Incumbent Directors; or

iii.	the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of NACCO or the acquisition of assets of another corporation, or other transaction involving NACCO (“NACCO Business Combination”) excluding, however, such a Business Combination pursuant to which both of the following apply (such a Business Combination, an “Excluded NACCO Business Combination”):
(A)	the individuals and entities who beneficially owned, directly or indirectly, NACCO immediately prior to such NACCO Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then Outstanding Voting Securities of the entity resulting from such NACCO Business Combination (including, without limitation, an entity that as a result of such transaction owns NACCO or all or substantially all of the assets of NACCO, either directly or through one or more subsidiaries); and

(B)	at the time of the execution of the initial agreement, or of the action of the Board of Directors of NACCO, providing for such NACCO Business Combination, at least a majority of the members of the Board of Directors of NACCO were Incumbent Directors.
III.	Definitions. The following terms as used herein shall be defined as follow:

1.	“Incumbent Directors” means the individuals who, as of December 31, 2007, are Directors of NACCO and any individual becoming a Director subsequent to such date whose election, nomination for election by NACCO’s stockholders, or appointment, was approved by a vote of at least a majority of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of NACCO in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board of Directors of NACCO occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of NACCO.

2.	“Permitted Holders” shall mean, collectively, (i) the parties to the Stockholders’ Agreement, dated as of March 15, 1990, as amended from time to time, by and among National City Bank, (Cleveland, Ohio), as depository, the Participating Stockholders (as defined therein) and NACCO; provided, however, that for purposes of this definition only, the definition of Participating Stockholders contained in the Stockholders’

Agreement shall be such definition in effect of the date of the Change in Control, (ii) any direct or indirect subsidiary of NACCO and (iii) any employee benefit plan (or related trust) sponsored or maintained by NACCO or any direct or indirect subsidiary of NACCO.

3.	“Related Company” means NMHG Holding Co. and its successors (“NMHG”), any direct or indirect subsidiary of NMHG and any entity that directly or indirectly controls NMHG.